-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 31, 2000
                        COMMISSION FILE NUMBER: 01-25957

                             BIZNESSONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     0-25957                 06-1519132
          --------                     -------                 ----------
(State or other jurisdiction of      (Commission            (I.R.S. Employer
 Incorporation or organization)      File Number)          Identification No.)

      1720 Route 34, PO Box 1347 WALL, NJ                   07719
    ----------------------------------------               -------
    (Address of principal executive offices)             (Zip Code)

        Registrant's telephone number, including area code: 732-280-6408
           Registrant's fax number, including area code: 732-280-6409

EXPLANATORY NOTE

On April 14, 2000, the Registrant filed a Current Report on Form 8-K, describing the acquisitions of Telecon Communications Corp., a competitive local exchange carrier based in Johnstown, New York, and Telesupport, Inc., an Internet service provider and an affiliate of Telecon (the "Telecon Acquisition"). This Current Report on Form 8-K/A amends the initial report by including with this Form 8-K/A the financial statements for the companies acquired on a combined basis and the pro forma financial information prescribed by Item 7 to Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


                                                                                                            Page
(a)      Combined Financial Statements of Telecon Communications Corp.
         and Telesupport, Inc.

         - Independent Auditors' Report                                                                      1

         - Balance Sheets as of December 31, 1999 and 1998                                                   2

         - Statements of Operations for the years ended December 31, 1999 and                                3
           1998

         - Statements of Stockholders' Equity for the years ended December 31,                               4
           1999 and 1998

         - Statements of Cash Flows for the years ended December 31, 1999 and                                5
           1998

         - Notes to Combined Financial Statements                                                            6

(b)      Pro Forma Financial Information.

         - Introduction to Unaudited Pro Forma Condensed Combined Financial                                 11
           Information

         - Unaudited Pro Forma Condensed Consolidated Statement of Operations                               12
           for the year ended December 31, 1999

         - Unaudited Pro Forma Condensed Consolidated Statement of Operations                               13
           for the three months ended March 31, 2000

         - Notes to Unaudited Pro Forma Condensed Consolidated Financial Information                        14

         - Unaudited Condensed Consolidated Balance Sheet as of March 31,                                   15
           2000

(c)      Exhibits

         23.1 Consent of KPMG LLP


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Telecon Communications Corp.:


We have audited the accompanying combined balance sheets of Telecon Communications Corp. and Telesupport, Inc. (collectively, "Telecon Communications") as of December 31, 1999 and 1998, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of Telecon's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Telecon Communications Corp. and Telesupport, Inc. as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





Providence, Rhode Island
January 31, 2000                                                    /s/ KPMG LLP

                             TELECON COMMUNICATIONS

                             Combined Balance Sheets

                           December 31, 1999 and 1998

                                ASSETS                                 1999            1998
                                                                   ----------       ---------
Current assets:
    Cash and cash equivalents                                   $     819,155         635,549
    Accounts receivable, net of allowance for doubtful
       accounts of approximately $1.2 million and
       $1.0 million in 1999 and 1998,
       respectively                                                 2,247,209       1,812,331
    Current portion of trade notes receivable                          72,955          95,212
    Prepaid expenses                                                  116,853          42,262
    Federal excise tax receivable                                      39,077           1,817
    Notes receivable from stockholders (note 2)                       178,000          --
    Inventories                                                        80,128          --
                                                                   ----------       ---------
            Total current assets                                    3,553,377       2,587,171
                                                                   ----------       ---------
Property and equipment:
    Land and improvements                                              26,958          26,958
    Building                                                          156,134         156,134
    Furniture and fixtures                                             25,883          25,883
    Computer and telecommunications equipment                         531,542         414,754
                                                                   ----------       ---------
                                                                      740,517         623,729

    Less accumulated depreciation                                     259,436         159,983
                                                                   ----------       ---------
            Net property and equipment                                481,081         463,746

Trade notes receivable, net of current portion                         68,449          76,613
Intangible assets, net of amortization of $12,000
    and $9,000 in 1999 and 1998, respectively                          18,052          21,053
                                                                   ----------       ---------
            Total assets                                        $   4,120,959       3,148,583
                                                                   ==========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                            $     718,257         574,500
    Accrued expenses (note 4)                                         150,000       2,231,833
    Notes payable to stockholders (note 2)                            --               40,755
    Deferred revenue                                                  314,709         256,893
                                                                   ----------       ---------
            Total current liabilities                               1,182,966       3,103,981

Commitments (note 5)

Stockholders' equity:
    Common stock, No par value; 400 shares authorized,
       225.16 and 150 shares issued and outstanding in
       1999 and 1998, respectively                                  1,899,570          11,000
    Retained earnings                                               1,138,423         133,602
    Treasury Stock, 45 common shares, at cost                        (100,000)       (100,000)
                                                                   ----------       ---------
          Total stockholders' equity                                2,937,993          44,602
                                                                   ----------       ---------

          Total liabilities and stockholders' equity            $   4,120,959       3,148,583
                                                                   ==========       =========


See accompanying notes to combined financial statements.

                           TELECON COMMUNICATIONS

                     Combined Statements of Operations

                   Years ended December 31, 1999 and 1998


                                                                 1999          1998
                                                             ----------     ----------
Revenues (note 7)                                          $ 10,028,358      8,199,449

Operating expenses:
    Connectivity and operations                               6,845,893      5,764,378
    General and administrative                                1,426,743      1,382,634
    Stock compensation (note 6)                                    --        1,888,570
    Sales and marketing                                          75,923         71,685
    Depreciation and amortization                               102,453         72,717
                                                             ----------     ----------
            Total operating expenses                          8,451,012      9,179,984
                                                             ----------     ----------
            Operating income (loss)                           1,577,346       (980,535)

Other income (expense):
    Interest income, net                                          9,697          5,251
    Other income                                                 --             15,183
                                                             ----------     ----------
            Total other income                                    9,697         20,434
                                                             ----------     ----------
            Net income (loss)                              $  1,587,043       (960,101)
                                                             ==========     ==========
Net income (loss) per share - basic and diluted            $   7,048.51      (6,400.67)
                                                             ==========     ==========
Weighted average shares outstanding - basic and diluted          225.16            150
                                                             ==========     ==========


See accompanying notes to combined financial statements.

                           TELECON COMMUNICATIONS

                 Combined Statements of Stockholders' Equity

                   Years ended December 31, 1999 and 1998


                                                                                             TOTAL
                                                COMMON        RETAINED       TREASURY     STOCKHOLDERS'
                                                 STOCK        EARNINGS         STOCK         EQUITY
                                             ----------     ----------      ---------    -----------
Balance at December 31, 1997                $    11,000      1,600,657       (100,000)     1,511,657

    Distributions to stockholders                  --         (506,954)          --         (506,954)

    Net loss                                       --         (960,101)          --         (960,101)
                                             ----------     ----------      ---------    -----------
Balance at December 31, 1998                     11,000        133,602       (100,000)        44,602

    Issuance of common stock (note 6)         1,888,570           --             --        1,888,570

    Distributions to stockholders                  --         (582,222)          --         (582,222)

    Net income                                     --        1,587,043           --        1,587,043
                                             ----------     ----------      ---------    -----------
Balance at December 31, 1999                $ 1,899,570      1,138,423       (100,000)     2,937,993
                                             ==========     ==========      =========    ===========


See accompanying notes to combined financial statements.

                           TELECON COMMUNICATIONS

                      Combined Statements of Cash Flows

                   Years ended December 31, 1999 and 1998


                                                               1999            1998
                                                          -----------     -----------
Cash flows from operating activities:
    Net income (loss)                                    $  1,587,043        (960,101)
    Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
       Depreciation and amortization                          102,453          72,717
       Provision for bad debts                                146,547         140,180
       Non-cash stock compensation                                --        1,888,570
       Changes in net assets and liabilities:
          Increase in accounts receivable                    (581,425)       (585,942)
          (Increase) decrease in trade notes receivable        30,421         (37,769)
          Increase in prepaid expenses                        (74,591)        (29,525)
          Increase in Federal excise tax receivable           (37,260)         (1,817)
          Increase in inventories                             (80,128)          --
          Increase in accounts payable                        143,757         174,273
          Increase (decrease) in accrued expenses            (193,262)         59,992
          Change in stockholder notes, net                   (218,755)          4,015
          Increase in deferred revenue                         57,816         111,003
                                                          -----------     -----------
            Net cash provided by operating activities         882,616         835,596
                                                          -----------     -----------
Cash flows from investing activities:
    Capital expenditures for property and equipment          (116,788)       (178,695)
                                                          -----------     -----------
            Net cash used in investing activities            (116,788)       (178,695)
                                                          -----------     -----------
Cash flows from financing activities:
    Distributions to stockholders                            (582,222)       (459,654)
                                                          -----------     -----------
            Net cash used in financing activities            (582,222)       (459,654)
                                                          -----------     -----------
Net increase in cash and cash equivalents                     183,606         197,247

Cash and cash equivalents at beginning of year                635,549         438,302
                                                          -----------     -----------
Cash and cash equivalents at end of year                 $    819,155         635,549
                                                          ===========     ===========
Supplemental cash flow information:
           Interest paid was $0 and $1,394 in 1999 and 1998.

Other non-cash activities:
    Effective January 1, 1999, the Company issued shares of common stock to certain employees in exchange for services performed in 1998. The total fair value of the shares was approximately
       $1.9 million.


See accompanying notes to combined financial statements.

                             TELECON COMMUNICATIONS

                     Notes to Combined Financial Statements

                           December 31, 1999 and 1998



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    PRINCIPAL OF COMBINATION

              The combined financial statements of Telecon Communications ("Telecon Communications" or "the Company") include the financial statements of Telecon Communications Corp. and Telesupport, Inc., which are owned by three common stockholders. All significant intercompany balances and transactions have been eliminated in combination.

       (B)    NATURE OF OPERATIONS

              Telecon Communications was incorporated in 1986 and is a provider of Internet access, long distance and local telephone service, paging, cellular telephone service, computer and telephone systems consulting and resale, and energy services resale in upstate New York. The corporate office is in Johnstown, N.Y. with an additional retail and sales office in Glens Falls, NY.

       (C)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including estimates of the allowance for doubtful accounts and provisions for sales credits, that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

       (D)    REVENUE RECOGNITION

              The Company recognizes revenue when services are provided. Services are generally billed in advance. Advance billings are recorded as deferred revenue and recognized as revenue when earned over the period of service.

       (E)    CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

       (F)    TRADE NOTES RECEIVABLES

              Trade notes receivables represent receivables for computer and telephone systems purchased and installed for customers for which customers make monthly principal and interest payments over periods generally in excess of one year.


                                       6                             (Continued)

                             TELECON COMMUNICATIONS

                     Notes to Combined Financial Statements

                           December 31, 1999 and 1998



       (G)    PROPERTY AND EQUIPMENT

              Property and equipment are recorded at cost. Depreciation is provided using an accelerated method over the estimated useful lives of the assets for property and equipment. The estimated useful lives are as follows:

                  Land Improvements                                  10 years
                  Building                                           39 years
                  Furniture and Fixtures                           5-10 years
                  Computer and telecommunications equipment           5 years

       (H)    INTANGIBLES

              Intangible assets consist primarily of a covenant not to compete, which is amortized over the covenant period of 10 years.

       (I)    INCOME TAXES

              As a subchapter S corporation, Telecon Communications' income is taxed at the stockholder level, therefore except for certain local business income taxes, no income tax provision has been included in the Combined Financial Statements.

       (J)    ADVERTISING COSTS

              The Company incurs advertising costs associated with the marketing of its services. These costs of advertising are expensed as incurred. Advertising expense was approximately $26,000 for each of the years ended December 31, 1999 and 1998.

       (K)    IMPAIRMENT OF LONG-LIVED ASSETS

              Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.


                                       7                             (Continued)

                             TELECON COMMUNICATIONS

                     Notes to Combined Financial Statements

                           December 31, 1999 and 1998



       (L)    EARNINGS PER SHARE

              The Company applies the provisions of SFAS No. 128, "Earnings per Share" for its presentation of earnings per share. This statement requires the presentation of basic and diluted earnings per share for all periods presented. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same and are based upon the combined number of shares outstanding for both Telecon and Telesupport.

(2)    SHAREHOLDER NOTES

       (A)    NOTES RECEIVABLE FROM STOCKHOLDERS

              Two notes totaling $178,000 were executed in December 1999 and are due to the Company from two officers and bear no interest. The notes receivable will become due and are expected to be paid in full during 2000.

       (B)    NOTES PAYABLE TO STOCKHOLDERS

              The notes payable at December 31, 1998 are due to the stockholders of Telecon Communications and bear no interest. The notes payable were paid in 1999.

(3)    LEASES

       The Company has operating leases for certain office equipment, with expiration dates through 2002. Rental expense for operating leases during 1999 and 1998 was approximately $18,000 and $16,000.

       Approximate future minimum lease payments under operating leases as of December 31, 1999 are as follows:

            YEAR ENDED                                          OPERATING
           DECEMBER 31:                                          LEASES
              2000                                           $       14,500
              2001                                                   10,400
              2002                                                    4,000
                                                                  ---------

              Total minimum lease payments                   $       28,900
                                                                  =========


                                       8                             (Continued)

                             TELECON COMMUNICATIONS

                     Notes to Combined Financial Statements

                           December 31, 1999 and 1998




(4)    ACCRUED EXPENSES

       Accrued expenses as December 31, 1999 and December 31, 1998 consist of the following:

                                                      1999            1998
                                                      ----            ----
           Accrued stock compensation         $            --         1,888,570
           Accrued payroll                             85,841            95,160
           Sales tax payable                           29,000            81,224
           Dividends payable                               --            47,300
           Other accruals                              35,159           119,579
                                                 ------------     -------------

                  Total                       $       150,000         2,231,833
                                                 ============     =============


(5)    COMMITMENTS

       The Company has entered into several contracts with vendors that provide certain telephone related line access services and energy related services with various expiration dates. Following are the approximate commitments for each of the three years subsequent to December 31, 1999:

           2000                                                $      2,255,000
           2001                                                       1,319,000
           2002                                                          60,000
                                                                   ------------

                  Total                                        $      3,634,000
                                                                   ============

(6)    STOCK COMPENSATION

       On January 15, 1999, the Board of Directors and stockholders of the Company approved the issuance of 75.16 shares of common stock of the combined entities to two key employees for services provided in 1998. The estimated fair value of the shares on the date the grant was approved was approximately $1.9 million. This amount was recorded as a compensation charge in the 1998 statement of operations. The actual issuance of the shares was completed in 1999.


                                       9                             (Continued)

                             TELECON COMMUNICATIONS

                     Notes to Combined Financial Statements

                           December 31, 1999 and 1998


(7)    SEGMENT REPORTING

       During 1998, the Company adopted Financial Accounting Standards Board of Statement No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information." The Company does not prepare statements of operations by segments but it does classify and manage its revenue based upon eight reportable segments. All of the Company's operations and long-lived assets reside in the United States.

       Revenues by reportable segment are summarized as follows:

                                                  1999             1998
                                                  ----             ----

           Cellular                        $     1,871,628         1,679,938
           Long Distance                         3,380,051         3,745,686
           Paging                                  440,181           356,530
           Internet                              1,561,988           852,478
           Energy                                  421,529            57,601
           Local Dial tone                         871,987           451,385
           Network                                 221,038           142,182
           Service                               1,259,956           913,649
                                              ------------     -------------

                  Total                    $    10,028,358         8,199,449
                                              ============     =============


       Cellular, long distance and local dial tone, paging and energy resale segment revenues consist of revenues earned through the resale of services purchased through third party wholesalers to the Company's customers. Internet and network segment revenues consist of revenues earned through internet service provider services and network services to the Company's customers. Service segment revenues consist of revenues earned through various computer and telephone services consulting.

(8)    SUBSEQUENT EVENT (UNAUDITED)

       On December 5, 1999, Telecon Communications Corp. and its shareholders entered into an asset purchase agreement with BiznessOnline.com, Inc. pursuant to which BiznessOnline.com, Inc. will acquire (i) substantially all of the assets of Telecon Communications Corp., except for a receivable from two customers of approximately $528,000 at December 31, 1999, and (ii) certain liabilities of Telecon, for approximately
       $14.8 million in cash. Also on December 5, 1999, the shareholders of Telesupport, Inc. entered into a merger agreement with BiznessOnline.com, Inc. whereby they will receive, in exchange for all the stock of Telesupport, Inc., approximately 358,000 shares of Bizness Online.com common stock. Contemporaneously with the acquisition, Telesupport will be merged into a subsidiary of BiznessOnline.com. The transactions are subject to customary closing conditions and, with respect to Telecon, approval of the New York Public Service Commission.

                  INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                      COMBINED CONSOLIDATED FINANCIAL DATA


On March 31, 2000, the Company acquired all the assets and assumed substantially all the liabilities of Telecon Communications Corp., a competitive local exchange carrier based in Johnstown, New York, for the payment of $14,815,000 in cash. Also, on March 31, 2000, the Company acquired all the shares of Telesupport, Inc., an Internet service provider located in Johnstown, New York for 358,335 shares of common stock. The Telecon Acquisition was accounted for using the purchase method of accounting.

On March 16, 2000, the Company closed a $15 million senior secured credit facility. The Company used the proceeds of this facility to fund the cash purchase price of Telecon Communications Corp. The credit facility is secured by all the assets of the Company and its operating subsidiaries. In connection with the financing, the Lender received certain cash fees and a warrant to purchase 838,779 shares of our common stock at prices of $7.00 per share for 559,185 shares and $12.00 per share for 279,593 shares, subject to certain anti-dilution and other adjustments. The Lender also received 71,429 shares of common stock. The warrants and shares of common stock issued to the Lender have been estimated by us to have a value of $5.4 million using the Black-Scholes method of valuation for the warrants, and the value of the shares of common stock issued on the date of issuance. We are in the process of obtaining an independent valuation of these warrants. The calculation of the value of the warrants may be adjusted, if appropriate, upon completion of the valuation process. The fair value of the warrants and shares issued have been recorded as a discount to the related debt.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information presented below has been derived from the audited and unaudited historical financial statements of BiznessOnline.com, Inc. and Telecon Communications Corp. and Telesupport, Inc., and reflects management's present estimate of pro forma adjustments, including a preliminary estimate of the purchase price allocations, which ultimately may be different. This pro forma presentation does not purport to represent what our financial position or results of operations would actually have been if such transactions and events had in fact occurred on those dates or to project our results of operations for any future period. For presentation purposes, the results of Telecon Communications Corp. and Telesupport, Inc. have been combined as they are related companies under common control.

RESULTS OF OPERATIONS - PRO FORMA

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 includes the actual results of BiznessOnline.com, Inc. for the year ended December 31, 1999 combined with the pro forma effect of the results of operations of the Internet service provider acquired in January 1999, the additional four Internet service providers acquired in 1999, the Internet service provider acquired in July 1999, the three Internet service providers acquired in December 1999, and the results of the web host and application providers acquired in August 1999 and September 1999 ("the 1999 Acquisitions"), as if these 1999 acquisitions had occurred on January 1, 1999. This information, which was reported in the Company's 1999 Annual Report on Form 10-K, is presented under the heading "1999 Acquired Companies". The pro forma information included under the heading "Pro forma Consolidated" in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and the quarter ended March 31, 2000 includes the results of Telecon and Telesupport as if these acquisitions and the issuance of debt to MCG Finance Corporation had occurred on January 1, 1999. This unaudited pro forma consolidated financial information includes the effects of (a) the 1999 Acquisitions, (b) the Telecon Acquisition, (c) interest expense on the debt, and (d) the amortization of goodwill and other intangibles resulting from the acquisitions.

                             BiznessOnline.com, Inc.
 Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year
                             Ended December 31, 1999
                 (In thousands, except share and per share data)



                                               1999
                                             Acquired                      Pro forma        Pro forma
                                            Companies       Telecon     Adjustments      Consolidated

                                           ------------       --------    -----------      ------------
Internet revenues                           $  14,874         $  1,562                       $16,436
Telecommunication revenues                       -               8,466                         8,466
                                              -------          -------       ------          -------
     Total revenue                             14,874           10,028                        24,902
                                              -------          -------       ------          -------
Costs and expenses:
     Connectivity and operations                8,599            6,846                        15,445
     Sales and marketing                        2,537            1,427                         3,964
     General and administrative                 3,303               76                         3,379
     Stock compensation                           322              -                             322
     Depreciation                                 878              102                           980
     Amortization                               7,038              -          2,904 (1)        9,942
                                              -------          -------       ------          -------
     Total costs and expenses                  22,677            8,451        2,904           34,032
                                              -------          -------       ------          -------
     Income (loss) from operations            ( 7,803)           1,577       (2,904)         ( 9,130)

Other expense                                      (7)             -                              (7)
Interest income, (expense) net                    367               10       (3,607)(2)      ( 3,230)
                                              -------          -------       ------          -------

Loss before income taxes                       (7,443)           1,587       (6,511)         (12,367)

Income taxes                                       98              -            127 (3)          225
                                              -------          -------       ------          -------

Net income (loss)                            $( 7,541)         $ 1,587      $(6,638)        $(12,592)
                                              -------          -------       ------          -------
                                              -------          -------       ------          -------

Net loss per share, basic and  diluted (4)   $  (0.88)                                      $ ( 1.39)

Weighted average shares outstanding,        8,609,574                                      9,039,338
basic and diluted


                                           12

                             BiznessOnline.com, Inc.
             Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2000
                 (In thousands, except share and per share data)

                                                                              Pro forma         Pro forma
                                               Actual         Telecon        Adjustments       Consolidated
                                             -----------     ---------      -------------      -------------
Internet revenues                             $  4,077        $   486                            $  4,563
Telecommunication revenues                          -           2,395                               2,395
                                             -----------     ---------      -------------      -------------
     Total revenue                               4,077          2,881                               6,958

Costs and expenses:
     Connectivity and operations                 3,359          2,431                               5,790
     Sales and marketing                         1,087             22                               1,109
     General and administrative                    779             41                                 820
     Depreciation                                  405             31                                 436
     Amortization                                1,739              -            726 (1)            2,465
                                             -----------     ---------      -------------      -------------
     Total costs and expenses                    7,369          2,525            726               10,620
                                             -----------     ---------      -------------      -------------

     Income (loss) from operations             (3,292)            356           (726)              (3,662)

Interest income (expense), net                      4              10           (785) (2)            (771)
                                             -----------     ---------      -------------      -------------

Loss before income taxes                       (3,288)            366         (1,511)              (4,433)
Income taxes                                       94               -             30  (3)             124
                                             -----------     ---------      -------------      -------------
Net income (loss)                             $(3,382)       $    366        $(1,541)            $( 4,557)
                                             -----------     ---------      -------------      -------------
                                             -----------     ---------      -------------      -------------


Net loss per share, basic and diluted (4)     $ (0.39)                                           $  (0.50)

Weighted average shares outstanding,        8,614,297                                           9,039,338
basic and diluted


     Notes to the Unaudited Pro Forma Condensed Consolidated Financial
Information

PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been made to the unaudited condensed consolidated statements of operations for the year ended December 31, 1999, which includes the pro forma effects of all of the Company's 1999 acquisitions, and the three months ended March 31, 2000.

(1) To record amortization expense for the increase in goodwill from the acquisitions using a useful life of five years, as if such acquisitions had been completed as of January 1, 1999.

(2) To adjust interest expense for the issuance of MCG debt as if such debt had been issued as of January 1, 1999. Interest expense includes $1,373 during 1999 and $317 during the three months ended March 31, 2000 of accretion of discount related to the warrant granted to MCG in connection with the debt financing.

(3) To record income tax expense for the year ended December 31, 1999 and quarter ended March 31, 2000 at an estimated effective rate of 8%. Tax expense consists solely of state income taxes on income earned in New York State. For federal income tax purposes, the Company files on a consolidated basis and is in a net operating loss position. Therefore, no provision has been made for federal income tax expense.

(4) Basic and diluted loss per share and the weighted average shares outstanding for the unaudited pro forma condensed consolidated statements of operations give effect to the results as if the 1999 Acquisitions and the acquisition of Telecon Communications Corp. and Telesupport, Inc. had been completed as of January 1, 1999.

The total purchase price for the Telecon Acquisition was allocated on a preliminary basis, on the date of acquisition and will be reviewed upon completion of valuations as appropriate or resolution of any contingent purchase price adjustments. Pursuant to the purchase method of accounting, the excess of purchase price over fair value of net assets acquired is recorded as goodwill and is being amortized over 5 years. A final allocation of purchase price will be determined during 2000 with respect to the Telecon Acquisition, and changes, if any, will result in a change to the amount of goodwill recorded in connection with the Telecon Acquisition. The Asset Purchase Agreement between the Company and Telecon Communications Corp. has provisions for adjustments to the Telecon purchase price based on profitability levels and net equity levels based upon the December 31, 1999 and March 31, 2000 consolidated financial statements of Telecon Communications Corp. and Telesupport, Inc. Any adjustments will result in an adjustment to the amount recorded as goodwill.

The excess of the total purchase price for the Telecon Acquisition over the allocations of fair value to the net assets acquired will be recorded as goodwill, which is calculated as follows for purposes of the pro forma presentations herein:

Purchase consideration                               $17,201
Direct acquisition costs                                 291
                                                    ----------
Total purchase price                                 $17,492

         Less: tangible assets and liabilities acquired

                  Working capital                   $  2,374
                  Property and equipment                 525
                  Other assets                            74
                                                    -----------
         Goodwill                                    $14,519

                             BiznessOnline.com, Inc.

                 Unaudited Condensed Consolidated Balance Sheet

                                 (In thousands)

CONSOLIDATED BALANCE SHEET

Included below is the Company's March 31, 2000 historical consolidated balance sheet as filed in its March 31, 2000 Form 10-Q which includes the impact of the Acquisitions completed on March 31, 2000 and the issuance of debt to MCG Finance Corporation.


                                                           March 31,
                                                             2000
                                                           ----------
ASSETS
Current assets:
     Cash and cash equivalents                             $  5,476
     Accounts receivable, net                                 4,031
     Prepaid expenses and other current assets                  858
                                                           ----------
     Total current assets                                    10,365
                                                           ----------

Property and equipment, net                                   6,849
Goodwill and intangibles, n                                  45,107
Other assets                                                    146
                                                           -----------
Total assets                                               $ 62,467
                                                           -----------
                                                           -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of long term debt                  $     -
     Current portion of obligations under capital leases        168
     Accounts payable                                         2,499
     Income tax payable                                          61
     Accrued expenses                                         2,442
     Deferred revenue                                         2,180
                                                           -----------
     Total current liabilities                                7,350

Long term debt, net of current portion                        9,646
Capital leases, net of current portion                           81

Total liabilities                                            17,077


Stockholders' equity:
     Preferred stock                                            -
     Common stock                                                90
     Additional paid in capital                              52,863
     Accumulated deficit                                     (7,563)
                                                           -----------

Total stockholders' equity                                   45,390
                                                           -----------
Total liabilities and stockholders' equity                 $ 62,467
                                                           -----------
                                                           -----------


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         BiznessOnline.com, Inc.

Dated: June 14, 2000                        By: /s/ Mark E. Munro
                                               ---------------------
                                                    Mark E. Munro
                                                    Chief Executive Officer and
                                                    President